Exhibit 12

                       UNITED STATES CELLULAR CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES




                                                              Six Months
                                                                 Ended
                                                             June 30, 1997
                                                         ----------------------
                                                         (Dollars in thousands)
EARNINGS
   Income from Continuing Operations before
     income taxes                                          $          89,563
      Add (Deduct):
        Minority Share of Cellular Losses                               (111)
        Earnings on Equity Method                                    (36,423)
        Distributions from Minority Subsidiaries                      21,533
        Amortization of Capitalized Interest                              --
        Minority interest in income of majority-owned
          subsidiaries that have fixed charges                            --
                                                           -----------------
                                                           $          74,562

      Add fixed charges:
        Consolidated interest expense                                 12,181
        Deferred debt expense                                            232
        Interest Portion (1/3) of Consolidated
          Rent Expense                                                 2,063
                                                           -----------------
                                                           $          89,038

FIXED CHARGES
   Consolidated interest expense                                      12,181
   Deferred debt expense                                                 232
   Interest Portion (1/3) of Consolidated
      Rent Expense                                                     2,063
                                                           -----------------
                                                           $          14,476

RATIO OF EARNINGS TO FIXED CHARGES                                      6.15
                                                           =================

   Tax-Effected Preferred Dividends                        $              --
   Fixed Charges                                                      14,476
                                                           -----------------
      Fixed Charges and Preferred Dividends                $          14,476

RATIO OF EARNINGS TO FIXED CHARGES
   AND PREFERRED DIVIDENDS                                              6.15
                                                           =================


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